SOFTWARE LICENSE AGREEMENT

This Software License Agreement (“Agreement”) is entered into as of this 16th day of August 2005 by and between Fortuna UK a to-be-formed UK Corporation (the “Licensee”) located at 7 College Mansions, Winchester Ave. London, England, NW67TYand Mobile Gaming Now, Inc., a British Columbia corporation (the “Licensor”) located at #1505–409 Granville Street, United Kingdom Building, Vancouver, BC, Canada, V6C 1T2.

Recitals

A.	Licensor licenses certain computer software utilized for the operation of Internet and Wireless gaming services (the "Software”).

B.	Licensee desires to operate an Internet / Mobile Gaming Operation and desires to obtain a limited license to utilize the Software.

C.	Accordingly, Licensor hereby licenses the Software to Licensee and Licensee hereby licenses the Software from Licensor upon the terms and conditions set forth herein.

Agreement

In consideration of the foregoing and following terms, covenants, promises, premises and conditions, and for other good and valuable consideration, the sufficiency, adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

1.	Recitals. Recitals are a material part of this Agreement.

2.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

a.

Authorized Client Provider: “Authorized Client Provider” shall mean a person who has, by virtue of a Client Provider Authorization issued by the Commission, been authorized to conduct interactive gaming and interactive gaming related activities within or from the Territories.

b.

Confidential Information. “Confidential Information” shall mean, without limitation, material, information, documents, software, plans, strategies, customer and vendor lists, marketing information, studies and other information owned, licensed, developed or otherwise proprietary in nature in the possession of Licensor, Licensee or their agents, respectively, which is not generally available to or used by others or the utility or value of which is not generally known or recognized as a standard practice, whether or not the underlying details are in the public domain.

	c.	Games. “Games” shall mean Texas Holdem Poker. (Games are subject to change)

d.

Hardware. “Hardware” shall mean all the necessary computers, servers, routers, cabling, monitors, hard drives, back-up systems, and other equipment, as required to properly store, distribute and run the Software. Provision and maintenance of all Hardware shall be the sole responsibility of the Licensee.

e.

Interactive Gaming License. “Interactive Gaming License” shall mean a license issued by the Kahnawake Gaming Commission for hosting at certified premises for the purpose of conducting interactive gaming or interactive gaming related activities wholly situated within the Mohawk Territory of Kahnawake.

	f.	Internet / Mobile Gaming Operation. A comprehensive term used to describe the Licensee’s complete online gaming business as set forth under this Agreement.

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g.

MGN Mobile Gaming Platform. “MGN Mobile Gaming Platform software” shall mean a stand alone, turn-key gaming system that facilitates the playing, administration and management of games of chance or skill online or on a mobile handset.

h.

Software. As described in Schedule A which includes all software and related application as well as any data that the Licensor agreed on in the terms of this agreement. And will use the language that is selected on Schedule A. Any additional request from the Licensee on the software development, new games or new marketing systems must have a separate agreement and quote for development.

	i.	User. An individual that utilizes the Software operated by the Licensee.

j.

Website. A wireless interface website created by the Licensor - if so desired by the Licensee - that serves as the Licensee’s primary portal to the Software. The URL for the Website is listed in Schedule B of this Agreement.

3.

Software License. Licensor hereby licenses to Licensee the Software on the terms and conditions contained herein for the period of this Agreement. Such Software License is granted on a non-exclusive, non-transferable, non-assignable basis. See Schedules A through H. Other schedules may be attached.

Schedule A – General Description of Software

Schedule B – Schedule of Hardware, Software and Support Fees
Schedule C - Fees
Schedule D - Security
Schedule E - Customer Support
Schedule F - Pricing and Revenue Model
Schedule G - Transaction Processing
Schedule H - Kahnawake Interactive Gaming License / Forms B, C and D

4.	Indemnification.

a.

Limitation on Indemnification. Except as otherwise provided herein, Licensee acknowledges and agrees that neither Licensor nor its agents, nor any of their respective members, shareholders, vendors, suppliers, directors, officers, employees or representatives (collectively the “Licensor Parties”) will be liable to the Licensee or any of the Licensee’s customers for any special, indirect, consequential, punitive or exemplary damages, or damages for lost profits or savings, in connection with this Agreement, its performance or breach. If despite the foregoing limitations, any of the Licensor Parties should become liable to Licensee or any other person (a “Claimant”), the maximum aggregate liability of the Licensor Parties shall be limited to the lesser of the actual amount of loss or damage suffered by Claimant or the sum of Licensee’s fees payable by the Licensee to Licensor within the two (2) months immediately preceding the loss.

b.

Activities of Licensor. Licensor shall indemnify, defend and save harmless Licensee and its members, shareholders, vendors, suppliers, directors, officers, employees, agents, contractors, representatives, parent company, and subsidiaries (together, the “Licensee Indemnified Parties”) from and against all damages, losses, costs and expenses (including actual legal fees and costs), fines and liabilities incurred by or awarded asserted or claimed against any of the Licensee Indemnified Parties by any third party, including, without limitation, any licensing or government agency who licenses, regulates, or otherwise governs the licensing or use of Internet gambling in connection with the Licensor's activities under this Agreement, including claims brought by a person using or relying upon any advice given or publication produced and distributed by the Licensor.

c.

Activities of Licensee. Licensee shall indemnify, defend and save harmless Licensor and its members, shareholders, vendors, suppliers, directors, officers, employees, agents, contractors, representatives, parent company, and subsidiaries (together, the “Indemnified Parties”) from and against all damages, losses, costs and expenses (including actual legal fees and costs), fines and liabilities incurred by or awarded asserted or claimed against any of the Indemnified Parties by any third party, including, without limitation, any licensing or government agency who licenses, regulates, or otherwise governs the licensing or use of Internet gambling in connection with

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the Licensee's activities under this Agreement, including claims brought by a person using or relying upon any advice given or publication produced and distributed by the Licensee.

5.	Disruptions.

a.

Defects. Licensor will use reasonable efforts to guarantee the long term quality and integrity of the Software. However, Licensor can not guarantee that the Software is error-free. Licensee acknowledges hereby that such complete freedom of programming errors is unattainable within the software industry. If the Software fails to substantially conform to its defined specifications, Licensee may report defects (”Defects”) to Licensor in writing. Within ninety (90) days of such written notice, although with reasonable efforts to minimize such time period, Licensor shall, at its option, complete one of the following: (1) substantially correct such Defects provided that the Software has not been altered or reconfigured in any manner by Licensee or its agents, or (2) replace such portion of the Software or entire Software so long as the replacement remains within the noted specifications of the Software. If Licensor fails to substantially correct Defects within sixty (60) days of written notice by Licensee, then as Licensee’s sole remedy Licensee may terminate this Agreement with respect to such release of the Software. In the event that Licensee elects to terminate the Agreement, Licensee may recover fees paid to Licensor in accordance with the Agreement up to a maximum amount equivalent to the fees paid to Licensor by Licensee during the two months prior to termination.

b.

Temporary Disruptions. Licensee acknowledges that from time to time, as a result of numerous reasons, including, without limitation, Hardware failure, Software failure, Software maintenance, Software bugs, Software upgrades, supplier failures, or acts of God, the services and product performance provided under this Agreement by Licensor may be temporarily disrupted. Licensee acknowledges and agrees that neither Licensor, its agents nor any Licensor Parties will be liable to Licensee or any of Licensee’s customers or Licensee Parties for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, or any other damages, costs or expenses incurred by Licensee, Licensee Parties or Licensee Users in connection with any such temporary disruptions.

6.	Government Issues.

Licensor shall not be held liable for any damages of any kind that result from any government or quasi- government legislation, policy or action.

7.	Conditions of License.

a.

Ownership of Software. All right, title and interest in and to the Software, and any copies and/or derivatives thereof and all documentation, code and logic, which describes and/or composes such software or any such derivatives shall remain the sole and exclusive property of Licensor or its agents, as the case may be, pursuant to the terms of Licensor’s agreement with its agents, if any, and Licensee shall not edit, reverse engineer, copy, emulate, create derivatives of, compile or decompile or otherwise edit, tamper or modify the Software in any way. In the event of any such editing, reverse engineering, copying, emulation, creation of derivative, compilation, decompilation, editing, tampering or modification of the Software by Licensee, Licensee shall unconditionally assign and transfer any intellectual property created by any such non-permitted act to Licensor.

b.

Force Majeure. Except as otherwise specifically provided herein, Licensor and its agents shall not be responsible for failure of performance of this Agreement due to causes beyond their control, including, without limitation, work stoppages, communications outages, fires, civil unrest, riots, rebellions, acts of God and similar occurrences.

	c.	Software Format. The Software format shall remain standard as determined in Licensor’s sole discretion.

d.

Non-Exclusive Agreement. Subject only to the right of first refusal set out in sub-paragraph 12. b.1 hereof, Licensee acknowledges that this is a non-exclusive agreement and that Licensor will enter into further licensing agreements with an undefined number of other parties, and that Licensor may continue any and all such competitive and related activities without any liability to Licensee hereunder.

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	e.	Compliance with Applicable Law. Licensee shall be responsible for ensuring that Licensee, and any of its Associates, are operating the Software in compliance with any and all applicable state, provincial, national, and international laws. Licensee shall bear the sole responsibility of determining which jurisdictions have declared Internet and or mobile gaming illegal. Further, Licensee shall be solely responsible for determining which jurisdictions to accept wagers from and for which jurisdictions to market to. As such, Licensee shall stay abreast of the legality of online gaming in jurisdictions from which it accepts wagers.

	f.	Money-Laundering. Licensor has a zero-tolerance policy for money-laundering activities with respect to the use and operation of the Software and Licensee hereby represents and warrants that it will take all actions as necessary to ensure that no money-laundering activities occur through Licensee's, and Licensee’s Associates, operation of the Software.

	g.	User Bonus Restrictions. Licensee shall be solely responsible for any bonuses, incentives, comps, or free game credits given to Users by Licensee.

	h.	User Loyalty Programs. Licensee shall be solely responsible for any costs associated with operating any player loyalty or incentive programs. Such costs may include, but not be limited to, redemptions by Users for any prizes or rewards.

8.	Term and Termination.

	a.	Term. Subject only to subparagraphs 8. c. and d.hereof, this Agreement shall commence and be deemed effective on the date when fully executed (the “Effective Date”). This Agreement shall remain in effect for a period of three (3) years from the Effective Date (the “Term”) and shall be automatically renewed indefinitely for additional one (1) year terms.

	b.	In the event Licensor completes the sale of its business interests and/or shares to a third party,and pursuant to the provision of the Assignment paragraph 8 (g), Licensee will have the option to continue to be licensed by the Licensor’s successor organization and/or receive a complete copy and full working version of the Licensor’s Software and systems as defined in Schedule A at a price to be determined by an outside valuator. By acquiring the Software and systems defined in Schedule A, Licensee will be permitted to operate as a stand alone business without further obligations to Licensor.

	c.	Licensee Default. In the event that Licensee is in default of any provision of this Agreement and has failed to cure such default, Licensor may terminate this Agreement upon written notice to Licensee effective immediately.

	d.	Party Default. This Agreement may be terminated forthwith at any time by either party upon written notice to the other party:-

(a) if the other party commits a material breach of this Agreement and if such breach is curable, fails to cure the breach within thirty (30) days of receiving notice of such breach from the non- breaching party;

(b) if a distress or execution is levied upon or against any of the chattels or property of the other party and the same is not paid within seven (7) days of the levying of the same;

(c) if a resolution is passed for the winding-up of the other party, or a petition for the liquidation of the other party is presented, or an event analogous to the foregoing occurs (otherwise than for the purpose of reconstruction or amalgamation) in any jurisdiction where the other party is resident, or the other party has a receiver or an administrative receiver appointed; or

(d) if the other party shall cease or threaten to cease to carry on its business.

	e.	Any notice of termination pursuant to this Agreement shall be in writing and sent to the other party

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f.

Immediately upon termination for any reason whatsoever, Licensee shall return any and all copies of the Software, the Derivative Works, and any documents or materials provided by Licensor to Licensee under this Agreement. Licensee shall immediately destroy and delete all electronic copies of the same and confirm such destruction upon oath to Licensor.

g.

Assignment. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the non-assigning party, such consent not to be unreasonably withheld. In the event of any merger, consolidation, take-over or other corporate restructuring including, without limitation, continuance into any jurisdiction involving the requesting party or any sale or other transfer of all or substantially all of the assets of the requesting party or any change in control of the requesting party, this Agreement and the rights and duties hereunder shall be assignable by the requesting party without the prior consent of the other party.

9.	Remuneration.

	a.	Fees. A fee schedule is provided in Schedule C listing all fees associated with the setup and operation of the license by the Licensee.

	a.	Initial Fee.

Subject to sub-paragraphs 12. (d) and 13, (e) hereof, Licensee shall pay Licensor a one-time, non – refundable, Licensing Acquisition Fee as the "Initial Fee" in consideration of Licensor’s consent to enter into this Agreement to Licensor’s Bank Account in accordance with Schedule C.

	b.	Monthly Merchant Fee.

At such time Licensee is authorized to conduct interactive gaming and interactive gaming related activities within or from the Territories by virtue of receiving a Client Provider Authorization status issued by the Commission, Licensee shall commence paying to Licensor, a monthly merchant fee (the “Monthly Merchant Fee”). The fee schedule shall be in accordance with Schedule C and based on the total number of players registered with the Licensee. A report shall be provided to the Licensor on the 1st of each month for the total number of players registered with the Licensee the previous month. This number is used to invoice the Licensee for the Monthly Merchant Fee.

	c.	Changes in Fees

All fees set out in this Clause 9 (b) and Schedule C payable to Licensor shall be subject to changes by Licensor at the end of the initial term of three years and thereafter, at the end of every year , Both parties shall review proposed changes and negotiate fee increases that are fair and equitable. If any such dispute on fee increases cannot be settled amicably through ordinary negotiation by appropriate representatives of Licensor and Licensee, the matter shall be settled by arbitration in accordance with an Arbitration Act mutually agreed upon by the parties.

	d.	Taxes and other Governmental Fees.

Any charges, taxes, duties, fees, excises, tariffs or governmental fees, if any, in connection with the Licensee’s activities under this Agreement shall be the sole responsibility of the Licensee.

11.	Confidentiality

a.

General Statement. The parties shall not disclose, publish, or disseminate Confidential Information to anyone other than those of its employees or others with a need to know, and the parties agree to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Confidential Information.

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The parties agree not to use Confidential Information otherwise for its own or any third party’s benefit without the prior written approval of an authorized representative of the other party in each instance.

b.

Power of Attorney. Additionally, Licensee grants to Licensor a power of attorney to execute any such documents as may be required to fully assign and vest any propriety rights created by Licensee regarding the Software during the term and within the scope of this Agreement to Licensor. Such power of attorney is a power coupled with an interest and is irrevocable.

c.

Further Actions. On Licensor's request, Licensee agrees to execute such additional documents as may be necessary to appropriately and completely assign and vest in Licensor any property rights to the Software, as Licensor’s sole and exclusive property, which became vested in or inured to the benefit of Licensee during the Term of this Agreement.

d.

Return of Confidential Information. On termination of this Agreement, or at the request of Licensor before termination, Licensee shall deliver to Licensor all material in Licensee's possession relating to Licensor's business and the Software.

e. Confidentiality of Agreement. Licensee shall not disclose the contents of this Agreement or any Confidential Information to any third party who is not bound to maintain confidentiality between the parties. Licensee acknowledges that disclosure of the terms of this Agreement to third parties would cause considerable damages, which would be extremely difficult to determine, and irreparable harm to Licensor.

12.	Obligations of Licensor.

	a.	Software Implementation Support. The Licensor through Illuminated Technologies shall provide Licensee technical support for the installation and implementation of Software onto Licensee’s Hardware.

b.

Additions to Software. Licensor may from time to time, at its sole discretion and election, create additional games and/or Software features, which may be added to the Software. If additional Games or features are made available as a standard part of the Software, Licensor, upon Licensee's written request, shall provide to Licensee such additional Games or features at no additional cost to Licensee. Such additional games or features shall be provided to Licensee’s Associates, if any, at Licensor’s then prevailing rates. Further, such additions or features shall not apply to unique products or features created by Licensor, or its agents, for other licensees or parties that may have contracted with Licensor for the development of a specific product or feature.

b.

1 Right of First Refusal. Licencee is hereby granted a three month right of first refusal in respect of all additional games referred to in subparagraph 12. b. herein and in Numbers 6 and 7 of Schedule A attached hereto which, without limiting the generality of the foregoing, means that any and all additional games shall be added, at no charge to Licensee’s software and website no less than three months prior to the same additional games being offered or added to other the websites of other licensees of Licensor. Thereafter, such additional games may be offered to other licensees.

Website Design and Software Customization. In accordance with Licensee’s design preferences, Licensor shall provide for the graphic design customization for the Software and Website of the Licensee gaming site. Licensee shall be responsible for the selection and payment of the URL for such Website in each language as set out in Schedule A. Additional web design services, including website development for Licensee in any additional languages agreed between the parties in writing from time to time, may be made available to Licensee in accordance with the fee schedule noted in Schedule C or as the fee schedule may be revised by Licensor from time to time.

Licensor shall have the right at any time to change the contents, format, design or any other elements within the Software at its sole discretion. If Licensee makes specific requests regarding additional contents to be included in the Software, the Licensor shall discuss with Licensee regarding the feasibility of the same and if Licensor agrees to the additional contents, it shall make such additions to the Software in accordance with the fee schedule set out in Schedule C (or as it may be revised from time to time).

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d.

Kahnawake Gaming License. The Licensor will file to obtain an Interactive Gaming License and become a License Holder with the Kahnawake Gaming Commission. In the event that an Interactive Gaming License is not obtained by Licensor on or before November 1, 2005, Licensee shall, upon written request made by Licensee to Licensor, forthwith be entitled to a refund from Licensor in the amount of $50,000.

	e.	Customer Acquisition. The Licensor will assist the Licensee in generating new leads and promotions. Software design and strategies will employ customer acquisition strategies.

13.	Obligations of Licensee.

a.

Hardware. Licensee shall own and operate the specified hardware and utilize the certified premises within the Mohawk Territory of Kahnawake for hosting subject to licensing approval. Licensee will hire Illuminated Technologies to provide hardware and software support. Licensee also agrees to purchase the necessary hardware to extend system capacity based on the number of players.

b.

Marketing. Licensee shall at all times use its best endeavours to promote the Website and the Software to all Users and potential Users. The Licensee shall provide marketing, advertising and publicity for the Website and the Software.

c.

Merchant Accounts. The Licensee will use the approved services of Blue Wave Merchant Services and/or an approved processor certified by Licensor to facilitate merchant account and payment services. See Schedule G - Transaction Processing. The Licensor does not have access to the Licensee’s player accounts.

d.

Proprietary Symbols. Licensee shall ensure that the entry page of all Licensee and Licensee Associate websites each display a proprietary icon, as supplied by Licensor, with a hyperlink to the website of the Licensor or Licensor’s agent, as defined by Licensor.

e.

Authorized Client Provider License. The Licensor is responsible for obtaining an Interactive Gaming License from the Kahnawake Gaming Commission and the Licensee is responsible for the application process for becoming an authorized Client Provider under the master license. In the event that an Interactive Gaming License is not obtained by Licensor and Licensee on or before November 1, 2005, Licensee shall, upon written request made by Licensee to Licensor, forthwith be entitled to a refund from Licensor in the amount of $50,000. The Licensee can also obtain its own gaming license from a recognized jurisdiction for the operation of the licensed Software. See Schedule H - Kahnawake Interactive Gaming License.

f.

Customer Support. The Licensee shall maintain a professional and competent customer support system either in-house or with a third party service provider such as ABC Directories in accordance with the training plan established and managed by the Licensor.

14.	Representations and Warranties. The parties hereby represent and warrant as follows:

a.

Random Number Generator. Licensor has used all reasonable endeavours to ensure that there is no bias and that random selection of the results of MGN Texas Holdem within the Software emulate live situations as much as is practically possible and economically motivated with computer generated situations.

	b.	Legality. Licensor makes no representation or warranty that the use of the Software for purposes of gambling, as that term is commonly understood in trade and industry, is legal in any jurisdiction.

c.

Merchantability and Fitness. Licensor disclaims all other warranties, either express or implied, including but not limited to implied warranties of merchantability and fitness for a particular purpose, with respect to the Software.

d.

Representations. Licensee acknowledges that Licensor has not made any representations or claims, written, verbal or otherwise, as to the potential profitability or revenues that may be generated through the Software or the Internet / Mobile Gaming Operation.

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15.	Intellectual Property Infringement.

a.

Copyright Infringement Claims. Licensor agrees to defend Licensee against, and pay the amount of any adverse final judgement (or settlement to which Licensor consents) resulting from, third party claim(s) (”Indemnified Claims”) that the Software infringes any copyright provided: 1) Licensor is notified in writing of the existence or reasonable suspicion of an Indemnified Claim within fifteen (15) days of receipt of said claim by Licensee, 2) that Licensor is provided sole control over any defence or settlement related to an Indemnified Claim, and 3) that Licensee provides reasonable assistance in the defence of the same. Notwithstanding the above and for avoidance of doubt, Licensor assumes no responsibility whatsoever in respect to Licensee’s website domain name(s) or any other feature or design relating to the Website or the Software which is included or added thereon or therein per Licensee’s request.

b.

Resolution of Copyright Infringement Claims. In the event Licensor receives information concerning an Indemnified Claim, Licensor may at its expense, without obligation to do so, either 1) procure for Licensee the right to continue to use the alleged infringing Software, or 2) replace or modify the Software to make it non- infringing, and in which case, Licensee, shall thereupon cease the use of the alleged infringement.

c.

Claim Restrictions. Licensor shall have no liability for any intellectual property infringement claim (including an Indemnified Claim) based on Licensee’s: (1) use of any Software after Licensor’s notice to Licensee that Licensee should cease to use such Software due to such a claim; or (2) combination of a Software with any other product, program or data not provided or developed by Licensor; or (3) adaptation or modification of the Software not provided or authorized by Licensor. For all claims described in this section, Licensee agrees to indemnify and defend Licensor from and against all damages, costs and expenses, including reasonable attorneys’ fees.

d.

URL Trademark Issues. Licensee shall be solely responsible for any trademark disputes that may arise regarding the URLs utilized by Licensee and its Associates, if any, in connection with this Agreement.

16.

No Employment Contract. Except as specifically provided herein, nothing contained in the Agreement shall be construed to constitute either party as a partner, employee, or agent of the other, nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible for its own actions.

17.

Representation of Understanding. All parties and signatories to this Agreement acknowledge and agree that the terms of this Agreement are contractual and not mere recital, and all parties and signatories represent and warrant that they have carefully read this Agreement, have fully reviewed its provisions with their attorneys, know and understand its contents and sign the same as their own free acts and deeds. It is understood and agreed by all parties and signatories to this Agreement that execution of this Agreement may affect rights and liabilities of substantial extent and degree and with the full understanding of that fact, they represent that the covenants provided for in this Agreement are in their respective best interests.

18.	Construction. This Agreement was drafted jointly by the parties and their attorneys, and its provisions shall not be construed against either party.

19.

Entire Agreement. This Agreement and the exhibits and schedules attached hereto constitute the entire agreement between the parties and signatories and all prior and contemporaneous conversations, negotiations, possible and alleged agreements, and representations, covenants, and warranties, express or implied, oral or written, with respect to the subject matter hereof, are waived, merged herein and superseded hereby. Other than the recommended options to select Illuminated Technologies, Blue Wave Merchant Services and ABC Directories, which may be referred to in this Agreement, there are no other agreements, representations, covenants or warranties not set forth herein. The terms of this Agreement may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend and agree that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Agreement. No part of this Agreement may be amended or modified in any way unless such amendment or modification is expressed in a writing signed by all parties to this Agreement.

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20.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. When all of the parties and signatories have executed any copy hereof, such execution shall constitute the execution of this Agreement, whereupon it shall become effective.

21.
Governing Law; Disputes. Licensor and Licensee shall use their best efforts to negotiate in good faith and settle amicably any dispute that may arise out of or relate to this Agreement or a breach thereof. If any such dispute cannot be settled amicably through ordinary negotiation by appropriate representatives of Licensor and Licensee, the matter shall be settled by arbitration in accordance with an Arbitration Act mutually agreed upon by the parties. The parties and signatories to this Agreement further agree that all questions regarding the execution, construction, interpretation or enforcement of this Agreement, or the rights, obligations and liabilities of the parties and signatories hereto, shall be determined in accordance with the applicable provisions of the laws of the Country of Canada.

22.
Jurisdictional Consent. The parties hereto expressly and irrevocably consent to the jurisdiction of the courts of the country of Canada. Any action brought by or against either party in connection with the performance, termination, or breach of this Agreement shall be brought in courts of the country of Canada, and the parties hereby agree that courts of the country of Canada shall be a convenient and exclusive forum for the hearing of any such action. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the party being noticed at its last known address.

Licensor:

Mobile Gaming Now, Inc. #1505–409 Granville Street, United Kingdom Building, Vancouver, BC, Canada, V6C 1T2

Email: info@mobilegamingnow.com

Licensee:

Fortuna UK. 7 College Mansions, Winchester Ave. London, England, NW67TY

Email: TBD

23.
Non-waiver. The failure of any party to insist upon the prompt and punctual performance of any term or condition in this Agreement, or the failure of any party to exercise any right or remedy under the terms of this Agreement on any one or more occasions shall not constitute a waiver of that or any other term, condition, right, or remedy on that or any subsequent occasion, unless otherwise expressly provided for herein.

24.	Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

25.
Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, partnership, or corporation, other than the parties, their successors and assigns, any benefits, or rights under or by reason of this Agreement, except to the extent of any contrary provision herein contained.

26.
Authority. The parties hereto represent and warrant that they possess the full and complete authority to covenant and agree as provided in this Agreement and, if applicable, to release other parties and signatories as provided herein. If any party hereto is a corporation, the signatory for any such corporation represents and warrants that they possess the authority and have been authorized by the corporation to enter into this Agreement.

27.
Attorneys Fees. Should it be necessary to institute any action to enforce the terms of this Agreement, the parties hereby agree that the prevailing party in any such action shall be entitled to recover its reasonable attorneys’ fees, which shall include all costs of litigation, including, but not limited to court costs, filing fees, and expert witness fees. Further, the attorney fees and costs include the costs for such items for any appeals. This paragraph shall remain separate from any

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judgment entered to enforce its terms and shall entitle the prevailing party to attorneys fees and costs incurred in connection with post judgment collection and enforcement efforts.

28.
Severability. If any provision of this Agreement is held by a court to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall be unaffected by such holding. If the invalidation of any such provision materially alters the agreement of the parties, then the parties shall immediately adopt new provisions to replace those which were declared invalid.

29.	Currency. All amounts mentioned within this Agreement are in U.S. dollars.

30.	Time of Essence. Time is of the essence under this Agreement.

IN WITNESS WHEREOF, the parties and signatories execute this Agreement on the date first indicated above:

LICENSOR: Mobile Gaming Now, Inc.
Address: #1505–409 Granville Street, United Kingdom Building, Vancouver, BC, Canada, V6C 1T2

Signature:	/s/ Mark Jensen
Name:	Mark Jensen
Date:	8/16/05

LICENSEE: Fortuna Gaming UK
Address: 7 College Mansions, Winchester Ave. London, England, NW67TY

Signature:	/s/ Glen Saito
Name:	Glen Saito
Date:	8/16/05

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Schedule A

General Description of Software

The Software shall include the following:

1. The MGN Mobile Gaming Platform©. The MGN Mobile Gaming Platform© is a stand alone, turn-key gaming system that facilitates the playing, administration and management of games of chance or skill online or on a mobile handset. It is software that connects mobile phones, the Internet and games for players to the databases and servers needed to operate. Licensees of the system are in business from day one instead of spending millions of dollars and months of development time themselves. The MGN Mobile Gaming Platform© supports player, affiliate, licensee, sub-licensee, and licensor management functionality. Additionally, the platform provides full system reports for game activity/usage, web traffic, physical server utilization and error and warning notifications.

2. MGN Mobile Gateway Server©. The MGN Mobile Gateway Server© is custom software designed to integrate a PC-based gaming system with a mobile gaming system. The MGN Mobile Gateway Server© maps the operation of the existing PC-based operations to a mobile games system. Existing users can immediately play on the PC or mobile.

3. MGN Texas Holdem. MGN Texas Holdem is an Internet and mobile game using a standard set of Texas Holdem rules including: unlimited tables for up to six players at a table, automatic deal and blind determinations and settings, continuous play from the pre-flop to the show down with basic call, raise and fold functions, easy-to-set rake schedules, player lobby for all basic functions, online cashier Interface for player deposit and withdraws, no-limit games, pot-limit games and tournaments and player promotions.

MGN offers three different versions of mobile Texas Holdem games to create the best marketing opportunities given the fractured mobile technology existing today.

a. MGN Bronze Texas Holdem. Bronze Texas Holdem is a text-based version of Texas Holdem is the first-level version of Texas Holdem offered by the Licensor to the Licensee for Users.
b. MGN Silver Texas Holdem. Silver Texas Holdem offers players attractive graphics and is the second-level version of Texas Holdem offered by the Licensor to the Licensee for Users.
c. MGN Gold Texas Holdem. The Gold Texas Holdem is a high-end graphical version of Texas Holdem and is the third-level version of Texas Holdem offered by the Licensor to the Licensee for Users.
d. MGN Player Network. Each licensee owns a game server on the MGN Poker Player Network. All the games servers from the licensees are pooled into a central game lobby. When players from any Licensee log into the game they have access to one lobby with all of the players from all of the Licensees.

4. MGN Poker Promotion Network©. The MGN Poker Promotion Network©, owned and operated by Licensor, is a series of gaming-related websites designed to generate site traffic, player leads and player acquisitions for Licensees. Licensees pay a Cost per Lead (CPL) or a Cost per Acquisition (CPA) fee to the Licensor.

5. Mobile Gaming Marketing System (MGMS)
The Mobile Gaming Marketing System is an Internet website system for building and deploying effective marketing-driven websites for gaming. With MGMS, companies can create effective websites that target markets, create new leads, generate sales and provide customer service. MGMS is a content management system with easy-to-use content publishing tools. Companies don’t need to have webmasters on staff.

6. Other Poker Games. We have other poker games in development which should be available in 2005. These include Omaha High, Omaha Hi Lo 8 or Better, 7 Card Stud, 7 Card Stud Hi Lo 8 or Better.

7. MGN Games of Skill. Mobile Gaming Now will launch a second version of the MGN Mobile Gaming Platform© to include games of skill. The first skill game we are projecting is golf. Other games of skill will be developed and available to Licensees.

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MGN Mobile Gaming Platform Elements

1. Player Profile Management
a. Registration Form to accept Player membership information and save to the Central Database.
b. Deposit Form to accept Player deposit information and submit to configured payment processing servers and save transaction data to Central Database.
c. Withdraw Form to accept Poker Player withdraw information, save requests to Central Database so information is available to System Administration for fulfillment.
d. Accounting Routines to verify and manage Player membership and transaction data in the database for the primary purpose of ensuring accurate details and system ability to track reverse transactions while maintaining integrity for audit trail / history for all transactions.

2. Game Servers
A game server facilitates the game client and manages all the player transactions.

3. Game Clients
J2ME Client Software for Phones. Players on a supported phone platform can download the J2ME client software to their mobile phones and connect to the Game Server.
Web Client for Internet Use. A web version of MGN Texas Holdem is played at the Licensee’s website after a registration and login procedure.

4. Poker Licensor Management
a. Registration Form to accept Licensor specific information and save to the Central Database.
b. Accounting / Reconciliation Routines to verify and manage Mobile Gaming Platform transaction data in the database for the primary purpose of ensuring accurate details and system ability to track reverse transactions while maintaining integrity for audit trail / history for all transactions.
c. Licensor Reporting
i. Profit & Loss Statement. Profit & Loss is total deposits minus total withdraws for a given period; e.g. calendar month or specific date to specific date.
ii. Deposit Report. Deposit Report is total deposits for a given period; e.g. calendar month or specific date to specific date. A deposit is defined as monies committed by Players after they successfully submit the information on the Deposit Form.
iii. Withdraw Report . Withdraw report is all Player withdraw requests for a given period; e.g. calendar month or specific date to specific date.
iv. Website traffic usage. Webalizer manages statistical information on all web traffic. Who visited the websites? Who played the games? Where did they come from? What did they do?

5. Master Licensee Profile Management
a. Registration Form to accept Master Licensee specific information and save to the Central Database. Master Licensee information is different from Licensor and Sub-Licensee in that Licensor owns the license to operate this Mobile Gaming Platform, Master Licensee licenses the right to operate this Mobile Gaming Platform governed by the limitations imposed by the Licensor. The Sub-licensee licenses a further limited license from the Master Licensee to operate this Mobile Gaming Platform. Limitations may include but are not limited to geography, system access, revenue splits/shares, etc...
b. Accounting / Reconciliation Routines to verify and manage Mobile Gaming Platform transaction data in the database for the primary purpose of ensuring accurate details and system ability to track reverse transactions while maintaining integrity for audit trail / history for all transactions.
c. Master Licensee Reporting:
i. Profit & Loss Statement. Profit & Loss is total deposits minus total withdraws for a given period; e.g. calendar month or specific date to specific date.
ii. Deposit Report. Deposit Report is total deposits for a given period; e.g. calendar month or specific date to specific date. A deposit is defined as monies committed by Players after they successfully submit the information on the Deposit Form.
iii. Withdraw Report. Withdraw report is all Player withdraw requests for a given period; e.g. calendar month or specific date to specific date.
iv. Website traffic usage. Webalizer manages statistical information on all web traffic. Who visited the websites? Who played the games? Where did they come from? What did they do?

6. Sub-Licensee Profile Management

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a. Registration Form to accept Sub-Licensee specific information and save to the Central Database. Sub-Licensee information is different from Licensor and Master Licensee in that Licensor owns the license to operate this Mobile Gaming Platform, Master Licensee licenses the right to operate this Mobile Gaming Platform governed by the limitations imposed by the Poker Licensor. The Sub-licensee licenses a further limited license from the Master Licensee to operate this Mobile Gaming Platform. Limitations may include but are not limited to geography, system access, revenue splits/shares, etc...
b. Accounting / Reconciliation Routines to verify and manage Mobile Gaming Platform transaction data in the database for the primary purpose of ensuring accurate details and system ability to track reverse transactions while maintaining integrity for audit trail / history for all transactions.
c. Sub-Licensee Reporting
i. Profit & Loss Statement. Profit & Loss is total deposits minus total withdraws for a given period; e.g. calendar month or specific date to specific date.
ii. Deposit Report. Deposit Report is total deposits for a given period; e.g. calendar month or specific date to specific date. A deposit is defined as monies committed by Players after they successfully submit the information on the Deposit Form.
iii. Withdraw Report. Withdraw report is all Player withdraw requests for a given period; e.g. calendar month or specific date to specific date.
iv. Website traffic usage. Webalizer manages statistical information on all web traffic. Who visited the websites? Who played the games? Where did they come from? What did they do?

7. Mobile Poker System Administration a. Add / Modify / Delete control functions and screens

  Mobile Poker Central Server Administration
  Status reporting screen
  Variable configuration screen
  Mobile Poker Player Administration
  Access to the information screens used by the Players
  Full Listing Report of all system Mobile Poker Players
  Mobile Poker Master Licensee Administration
  Access to the information screens used by Sub-Licensees
  Full Listing Report of all system Mobile Poker Master Licensees
  Mobile Poker Sub-Licensee Administration
  Access to the information screens used by Sub-Licensees
  Full Listing Report of all system Mobile Poker Sub-Licensees

b. Mobile Poker System Reporting

  Mobile Poker Game server usage
  Report on all Game Server usage/access
  Mobile Poker system & servers utilization
  report on all Physical Server usage/access
  Mobile Poker error & warning reports (configured notifications)
  Email & SMS messages to notify administrators of system activity

MGN Texas Holdem

The MGN Texas Holdem game is played on a Web client or on a Mobile handset. Player accounts are accessed with either method.

1. Texas Holdem Mobile Poker Game

  Unlimited tables for up to six players at a table
  Automatic deal and blind determinations and settings
  Continuous play from the pre-flop to the show down with basic Call, Raise and Fold functions.
  Easy-to-set rake schedules
  Player lobby for all basic functions
  Online Cashier Interface for player deposit and withdraws
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2. Custom Texas Holdem Game Server

  Customized rake schedule
  Customize game rules
  Set player account variables
  Set betting and player bonus variables

3. Internal gaming modules to operate the system

  Player database and licensee admin login
  Texas Holdem Mobile Poker Game
  Cashier Module
  Master Report
  Licensee Report

4. Promotions

  Tournaments
  No limit tables
  Pot limit tables
  Player bonuses and credits

5. Texas Holdem Graphic Packages

a. MGN Bronze Texas Holdem. Bronze Texas Holdem is a text-based version of Texas Holdem is the first-level version of Texas Holdem offered by the Licensor to the Licensee for Users.

b. MGN Silver Texas Holdem. Silver Texas Holdem offers players attractive graphics and is the second-level version of Texas Holdem offered by the Licensor to the Licensee for Users.

c. MGN Gold Texas Holdem. The Gold Texas Holdem is a high-end graphical version of Texas Holdem and is the third-level version of Texas Holdem offered by the Licensor to the Licensee for Users.

6. MGN Player Network
Each licensee owns a game server on the MGN Poker Player Network. All the games servers from the licensees are pooled into a central game lobby. When players from any Licensee log into the game they have access to one lobby with all of the players from all of the Licensees.

Mobile Gaming Marketing System (MGMS)
The Mobile Gaming Marketing System is an Internet website system for building and deploying effective marketing-driven websites for gaming. With MGMS, companies can create effective websites that target markets, create new leads, generate sales and provide customer service. Using key concepts from the Content Management System (CMS) field, MGMS is a modular system with easy-to-use content publishing tools. Companies don’t need to have webmasters on staff.

The Mobile Gaming Marketing is a hosted program so there are no applications to purchase, setup and manage. A company with an MGMS site can focus on building compelling content and marketing a website for customer acquisition and e-commerce.

1. Core Modules. The Core Tab contains the most used modules of the MGMS content system. It includes:
DesignMaster. Uploading images
Issue Tracking. Creating, viewing and assigning project issues
Menu Manager. Managing menu items
OCMail. Email Program for opt-in or opt-out email campaigns
Pagemaster. WYSIWYG Editor for adding and changing web pages instantly
QuickDesign. Change page and text color
OpportunityCode Site Content Tab

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2. Site Content Tab. The Site Content Tab includes a variety of user modules to improve the performance of a site.
Announcement. Post announcements to a page
Bulletin Board. A bulletin board for chatting amongst users
Content Rotator. Scheduling page rotation in a site
External Links. Internal site linking out
Form Generator. Generating forms and placing on the site to collect information
Issue Tracking. Creating, viewing and assigning project issues
Link to Us. Allow other sites to link in to you.
Photo Album. Creating a photo album on a site
Site Map. Creating an automated site plan
MChamber. MChamber is a program to combine several related websites together into one link page so visitors can find information quicker. It's similar to an Auto Mall concept.
Webstatistics Report. Complete statistics on site traffic

3. Administration Tab
The Administration Tab includes the following:
1. Layout Administration. This module allows the user to move items such as images, navigation and text blocks around a page.
2. User Administration. This module manages the site users. New users can be added and passwords can be managed

Prepared July 11, 2005	15

Schedule B

Schedule of Hardware, Software and Support Fees

1. Initial Hardware Purchase
Vendor: Illuminated Technologies
Amount: $38,400

Hardware Item	Cost
P For Fun Lobby server	$6,400.00
Play For Real Lobby server	$6,400.00
Marketing server	$6,400.00
Online Web client server	$6,400.00
PFF/PFR game server	$6,400.00
Financial server	$6,400.00
Total in USD before taxes	$38,400.00

2. Hardware Setup and Configuration
Vendor: Illuminated Technologies
Amount: $19,000

a. Hardware is shipped to Montreal	$2,000
b. IT person is sent to Montreal for 2 days and one night	$3,000
c. 6 blade servers are installed and configured	$2,000
d. Second day, servers are tested and perfected before being turned on	$2,000
e. Licensee systems are turned on and beta tested for 5 days	$10,000

3. Monthly IT Support
Vendor: Illuminated Technologies
Amount: $2,000 per Month

a. security audit is performed monthly	$1,000
b. performance audit is performed monthly	$500
c. software audit is performed monthly	$500

4. Website Development
Vendor: Mobile Gaming Now
Amount: $150 per Hour

5. Additional Hardware *

Hardware Item	Cost	Capacity
P For Fun Lobby server	$6,400.00	1 per 1,000,000 players
Play For Real Lobby server	$6,400.00	1 per 1,000,000 players
Marketing server	$6,400.00	1 per 100,000 players
Online Web client server	$6,400.00	1 per 20,000 players
PFF/PFR game server	$6,400.00	1 per 20,000 players
Financial server	$6,400.00	1 per 1,000,000 players

* Prices are subject to change.

Prepared July 11, 2005	16

Schedule C

Fees

Licensee is responsible to pay the following fees:

1. Licensing Acquisition Fee
Licensee shall pay Licensor a one-time, non-refundable Licensing Acquisition Fee as the "Initial Fee" in consideration of Licensor’s consent to enter into this Agreement.
Vendor: Mobile Gaming Now
Amount: $50,000

2. Monthly Merchant Fee
Licensee shall pay to Licensor a monthly merchant fee (the “Monthly Merchant Fee”). The fee schedule is based on the total number of players registered with the Licensee. A report shall be provided to the Licensor on the 1st of each month for the total number of players registered with the Licensee the previous month. This number is used to invoice the Licensee for the monthly fee.
Vendor: Mobile Gaming Now
Amount: See Table Below

# Players	Monthly Fee	Cost Per Player
0	$5,000
10,000	$7,500	$0.75
20,000	$10,000	$0.50
30,000	$12,500	$0.42
40,000	$15,000	$0.38
50,000	$17,500	$0.35
60,000	$20,000	$0.33
70,000	$22,500	$0.32
80,000	$25,000	$0.31
90,000	$27,500	$0.31
100,000	$30,000	$0.30
250,000	$67,500	$0.27
500,000	$131,625	$0.26

Verification of Player Totals. Illuminated Technologies provides software development, maintenance and support to the Licensee and has access to the loads placed on the Software. Illuminated Technologies will provide a report on the 1st of each month for the total number of players registered with the Licensee the previous month. This number is used to invoice the Licensee for the monthly fee. The Licensee has the right to communicate with Illuminated Technologies to verify the number is accurate.

3. Cost Per Lead

Vendor: Mobile Gaming Now

Marketing Services. The Licensor may provide marketing services on behalf of the Licensee. Such marketing services shall be in the form of marketing campaigns that have a specific schedule and approved budget. Campaigns shall cover general advertising and promotion as well as specific lead generation and customer acquisition programs. Fees can be

Prepared July 11, 2005	17

in the form of Cost Per Lead (CPL), Cost Per Acquisition (CPA), general advertising rates or fee for services. Fees are to be negotiated and approved as part of the Licensee's marketing plan. No marketing shall commence by the Licensor on behalf of the Licensee without prior written approval from the Licensee.

Amount: Qualified leads to be defined in the marketing plan. Fees paid to Mobile Gaming Now for each Lead is negotiable but in no event will exceed $5.00 Each *

Cost per Lead or CPL is a payment method where a Licensee pays a set fee for a lead that’s provided by the Licensor. The leads typically meet a certain qualification or are obtained in a specific manner. Cost per lead averages $5 each but is subject to change. Leads are generated by the MGN Poker Promotion Network© and other sources. Lead generation is defined by a marketing plan.

4. Cost per Acquisition
Vendor: Mobile Gaming Now
Amount: $200.00 Each *

Cost per Acquisition or CPA is a payment method where a Licensee pays a set fee to the Licensor for generating a new player making a first-time deposit? Leads are generated by the MGN Poker Promotion Network© and other sources. Customer acquisition is defined by a marketing plan.

5. Client Provider Authorization Fee
Vendor: Kahnawake Gaming Commission
Amount: $5,000

6. Transaction Processing
Vendor: Blue Wave Merchant Services
Amount: To Be Determined

7. Customer Service
Vendor: ABC Directories
Amount: $40 Per Hour *

8. Marketing Development
Vendor: Mobile Gaming Now
Amount: $120 per Hour

9. Staff Training
Vendor: Mobile Gaming Now
Amount: $120 per Hour

Prepared July 11, 2005	18

Schedule D

Security

Mobile Gaming Now contracts with Illuminated Technologies of Suite 1588 - 409 Granville Street, Vancouver, BC V6B2V2 for security pertaining to hardware, software and Internet performance. The Licensee contracts directly with Illuminated Technologies for maintenance and support services.

General Security as Provided by Illuminated Technologies
1. Staffing. MGN Mobile Gaming Platform is monitored by professional security staff 24/7

2. Firewalls. We operate multiple firewall points for filtering unwanted traffic.
Network Intrusion Systems. We operate multiple network intrusion systems running in parallel.

3. Analyzing Programs. We operate other miscellaneous sniffing and analyzing systems with real-time alerts and daily reports of all activity

4. Encryption. All data not only travels encrypted over the internet, it is also encrypted inside our databases -- which are also heavily guarded.

5. Daily Updates. System is updated daily to defend against any of the newest exploits and other weaknesses that may present themselves.

6. Audits. A separate machine reads all critical account and transaction information at every critical event to ensure that all transactions are in balance. Discrepancies are reported instantly to our staff.

7. Backups and archives. Archiving takes place frequently. Off-site backups are regularly maintained.

8. Fraud Detection. Security and fraud monitoring personnel are working around the clock to identify and eliminate fraudulent activity.
a. Pre-screening all incoming deposits and reviewing all completed deposits, looking for players or transactions that fall outside the “normal” range of activity.
b. Recovering funds fraudulently deposited
c. Preventing & eliminating collusion and promotion abuse
d. Reporting with 100% accuracy all activity, recovery and prevention

9. Random card shuffling. MGN Texas Holdem generates a random set of numbers, which are used to place a card of the deck in a particular position. Once the complete deck is created, the deck is used for that particular hand only. We shuffle the deck of cards every time we start a hand, and the random numbers previously generated are discarded and new ones generated before the shuffle. Auditing of the RNG code is part of acquiring an Interactive Gaming License from the Kahnawake Gaming Commission.

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Schedule E

Customer Support

MGN works exclusively with ABC Directories at 8278 Manitoba Street, Vancouver, BC V5X 3A2 for all customer support services for Licensees. MGN creates all the training material for customer service and makes it available to ABC Directories for training and management purposes. Licensee will have the option to contract directly with ABC Directories for customer support or set up its own in-house call center acceptable and certified by Licensor.

Responsibilities

  Customer service representatives handle inbound calls from players who need assistance with deposits inquiries and respond to email inquiries from players who submit questions through the website.
  Representatives monitor player chat lines.
  Representatives call new registrants to welcome them to the site, answer questions, and offer special incentives for real money play.
  Representatives call established real money players to put a personal face on MGN Texas Holdem and help build customer loyalty.
  Representatives call players who have not been active within the past 30 to 60 days to inquire as to why the player has stopped and to see if incentives can lure them back to active play.

The standard rate for ABC Directories is $40 per hour. The rate is negotiable.

ABC Directories
An operating Division of B&C List (1982) Ltd.
8278 Manitoba Street Vancouver, BC V5X 3A2

Prepared July 11, 2005	20

Schedule F

Pricing and Revenue Model

Licensees make money by charging a commission, or “rake,” for each hand played, which means revenue grows in direct proportion to the number of hands played. An MGN Licensee rakes 5 percent of each pot up to a maximum of $3 per hand dealt. On some tables, the rate of play exceeds 100 hands per hour, and at peak hours, there can be hundreds of tables in operation. An MGN Licensee also makes money by charging an entry fee for tournaments. Players pay a surcharge equal to 10 percent of the tournament buy-in.

Each licensee joins the Player Network where all tables from all Licensees are available in the Player Lobby. As such, everyone agrees to use the same Rake Schedule.

Rake Schedule (subject to change)

Fixed Limits
Table Limit	# of Players	Rake Collected
$0.02/$0.04	2 or more	$0.01 for each $0.20 in pot, maximum $0.10
$0.10/$0.20	2 or more	$0.05 for each $1.00 in pot, maximum $0.25
$0.25/$0.50	2 or more	$0.05 for each $1.00 in pot, maximum $1.00
$0.50/$1.00	2 or more	$0.10 for each $2.00 in pot, maximum $1.00
$1.00/$2.00	2 or more	$0.25 for each $5.00 in pot, maximum $2.00
$2.00/$4.00	2 to 3	$0.50 for each $10.00 in pot, maximum $1.00
$2.00/$4.00	4 to 5	$0.50 for each $10.00 in pot, maximum $2.00
$2.00/$4.00	6 or more	$0.50 for each $10.00 in pot, maximum $3.00
$3.00/$6.00	2 to 3	$0.50 for each $10.00 in pot, maximum $1.00
$3.00/$6.00	4 to 5	$0.50 for each $10.00 in pot, maximum $2.00
$3.00/$6.00	6 or more	$0.50 for each $10.00 in pot, maximum $3.00
$5.00/$10.00	2 to 3	$1.00 for each $20.00 in pot, maximum $1.00
$5.00/$10.00	4 to 5	$1.00 for each $20.00 in pot, maximum $2.00
$5.00/$10.00	6 or more	$1.00 for each $20.00 in pot, maximum $3.00
$10.00/$20.00	2 to 3	$1.00 for each $20.00 in pot, maximum $1.00
$10.00/$20.00	4 to 5	$1.00 for each $20.00 in pot, maximum $2.00
$10.00/$20.00	6 or more	$1.00 for each $20.00 in pot, maximum $3.00
$15.00/$30.00	2 to 3	$1.00 for each $20.00 in pot, maximum $1.00
$15.00/$30.00	4 to 5	$1.00 for each $20.00 in pot, maximum $2.00
$15.00/$30.00	6 or more	$1.00 for each $20.00 in pot, maximum $3.00
$25.00/$50.00	2 to 3	$1.00 for each $20.00 in pot, maximum $1.00
$25.00/$50.00	4	$1.00 for each $20.00 in pot, maximum $2.00
$25.00/$50.00	5 or more	$1.00 for each $20.00 in pot, maximum $3.00
$50.00/$100.00	2 to 3	$1.00 for each $20.00 in pot, maximum $1.00
$50.00/$100.00	4	$1.00 for each $20.00 in pot, maximum $2.00
$50.00/$100.00	5 or more	$1.00 for each $20.00 in pot, maximum $3.00
No Limit and Pot Limit
Table Limit	# of Players	Rake Collected
All Limits	2 to 3	$0.05 for each $1.00 in pot, maximum $1.00
All Limits	4 to 5	$0.05 for each $1.00 in pot, maximum $2.00
All Limits	6 or more	$0.05 for each $1.00 in pot, maximum $3.00

Prepared July 11, 2005	21

Schedule G

Transaction processing

The Licensor has an exclusive relationship for merchant services for approved Licensees with Blue Wave Merchant Services for merchant services. Blue Wave is located at 2810 - 555 West Hastings, Vancouver, British Columbia. Blue Wave manages credit cards, debit cards, direct debits/credits, e-wallets, stored value cards, electronic checks (ACH) and manual money transfers to be a one stop payment solution. Blue Wave is fully audited and compliant with European-banking regulations.

Blue Wave connects our on-line gaming systems to the most popular payment options that exist today. We can connect gaming sites to accept multiple credit card processors, electronic checks (ACH), debit card solutions, money transfer systems and various e-wallet providers. All transactions are processed in real-time ensuring customers face no delays in the update of their wagering account.

Players can use a Visa or MasterCard, Western Union, bank draft, electronic check, wire transfer, or one of several Internet payment systems including NETeller, CentralCoin and FirePay. Very few transactions are declined because of the advanced processes and procedures developed by Blue Wave. If a problem does arise, players can request help from a live cashier by calling the toll free number listed on the website.

Licensees are responsible for the creation and management of player transactions through payment gateway services. Licensees negotiate for rates with Blue Wave Merchant Services.

Processors To Choose From (The list is subject to change)
NETeller
Direct Money Transfer
Electronic Check
Moneybookers.com
Click2Pay
900 Pay
On Demand Funds
Internet Cash Card
CentralCoin
FirePay
WireCard
EZPay

Getting Started with Blue Wave
1. Blue Wave obtains an SSL website certificate
2. Payment methods are selected. Licensee accounts are opened in their names. Processing rates are negotiated. They can range from 5% to 20% depending on type and volume.
3. Blue Wave Is Installed In the Gaming Site as a Module
4. Blue Wave is installed along side your existing web sites and backend gaming systems.
5. Determine setup options and manage the process in administration
6. Go live.

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Schedule H

Kahnawake Interactive Gaming License

MGN will file to obtain an Interactive Gaming License and become a License Holder with the Kahnawake Gaming Commission. The Licensee will file with the Kahnawake Gaming Commission to be an authorized Client Provider operating under the Licensor. “Authorized Client Provider” means a person who has, by virtue of a Client Provider Authorization issued by the Commission, been authorized to conduct interactive gaming and interactive gaming related activities within or from the Territories. The Kahnawake Gaming Commission Regulations will be provided to the Licensee. The Licensee agrees to comply with all aspects of being an authorized Client Provider. MGN will manage all ongoing aspects of maintaining the Interactive Gaming License with Kahnawake including all reports, hardware and management needs.

Certified Premises (From the Regulations)
Premises for the purpose of conducting interactive gaming or interactive gaming related activities are wholly situated within the Mohawk Territory of Kahnawake. The Kahnawake Gaming Commission has established an Internet Service Provider (ISP) and all required support services which are capable of providing suitable and reliable Internet and telephonic services to the public.

The Commission establishes specific rules and procedures for authorized client providers for the purpose of anticipating and preventing suspicious activities whereby monies obtained by illegal means are deposited into and removed from players’ accounts which will include:

a)	provisions for the license holder or authorized client provider to ‘know their players’;
b)	protocols for authorized client providers to recognize, address and prevent suspicious activities concerning players’ accounts;
c)	requirements for authorized client providers to monitor and report to the Commission suspicious activities concerning players’ accounts;

Application for Client Provider Authorization (From the Regulations)
15. The Commission may authorize a license holder to host a client provider for the purpose of conducting interactive gaming and interactive gaming related activities on the premises of the certified establishment.
16. An application for a Client Provider Authorization must be completed by the proposed client provider and submitted to the Commission by the proposed client provider with the knowledge and consent of the relevant license holder. The application must be in the form attached as Schedule D to these Regulations.
a) If applicable, a Business Entity Information Form attached as Schedule B to the Regulations
b) Personal Information Forms attached as Schedule C to these Regulations for each director, shareholder with 10% or more ownership of or controlling interest in the proposed client provider; partner and Chief Executive Officer of the proposed client provider
c) A non-refundable deposit in the amount of $5,000

Forms To Be Provided
As part of this schedule, Form B, C and D of the Kahnawake Gaming Commission shall be provided to the Licensee. Also the Regulations for the Kahnawake Gaming Commission shall be provided.

Prepared July 11, 2005	23